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FORM OF E-MAIL/LETTER ANNOUNCING EXTENSION OF THE OFFER

To:	[Eligible Option Holder]
Date:	May 21, 2009
Re:	Extension of Expiration Time of Delek US Holdings Option Exchange Program
Dear [Option Holder Name]:
     On May 13, 2009, we announced and commenced the Delek US Holdings Option Exchange Program, a one-time option exchange program which permits eligible holders of nonqualified stock options under our 2006 Long-Term Incentive Plan the opportunity to exchange those options for replacement stock options covering fewer shares with an exercise price equal to the greater of $8.00 or the fair value of our Common Stock at the close of trading on the replacement option grant date (the “Offer”). The specific details of the Offer are described in the Offering Memorandum Relating to Our Offer to Exchange Certain Outstanding Options to Purchase Common Stock for Replacement Options to Purchase Common Stock (the “Offering Memorandum”), and related documents, copies of which are included in a Schedule TO filed with the Securities and Exchange Commission on May 13, 2009 and are available on the Offer website at https://delekus.equitybenefits.com (the “Offer Website”).
     We are extending the expiration time of the Offer from the originally scheduled time of 10:00 p.m. Central Time on June 10, 2009 to 12:00 midnight, Eastern Time (11:00 p.m. Central Time) on June 10, 2009. We have prepared an Amendment to the Offering Memorandum, dated May 21, 2009 (the “Amendment to the Offering Memorandum”), describing this extension. Amendment No. 1 to our Schedule TO, including the Amendment to the Offering Memorandum, is available on the Offer Website and we are mailing of copy of it to you.
     We presently do not intend to further extend the Offer. No elections will be accepted after the Offer expires.
     This notice does not constitute the Offer. The full terms of the Offer are described in the Offering Memorandum, as amended by the Amendment to the Offering Memorandum. You may obtain copies of these documents by accessing the Offer Website or by contacting the Option Exchange Administrator:
Option Exchange Administrator
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Facsimile number (615) 435-1271
E-mail option.exchange@delekus.com
     As more fully described in the Offering Memorandum, as amended, if you choose to participate in the Offer, you should access, and follow the instructions on, the Offer Website at https://delekus.equitybenefits.com. If you are unable to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website (such as the Offer Website being unavailable or the Offer Website not accepting your election), or if you do not

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otherwise have access to the Offer Website for any reason (including lack of access to internet services), you may make your election by obtaining a paper election form, and returning a completed paper election form, by facsimile or hand delivery, to the Option Exchange Administrator at the address or facsimile number set forth above.
     If you choose to participate in the Offer, you must make your election (whether electronically or otherwise) before the expiration of the Offer at 12:00 midnight, Eastern Time (11:00 p.m., Central Time), on June 10, 2009 (unless the Offer is extended). We will not accept delivery of any election after the expiration of the Offer. Documents submitted by United States mail, FedEx, UPS, DHL or similar delivery service are not permitted.
     If we have not received your properly documented election before the Offer expires, you will be deemed to have declined the Offer. If you choose (whether expressly or otherwise) not to participate in the Offer, you will retain your current options under their current terms and conditions.
     If you have already submitted your election form and do not wish to withdraw or change your election, then no further action is required. You may withdraw or change your election at any time before the expiration of the Offer.

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